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                                                                    EXHIBIT 12.1
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

Northern Border Pipeline Company                                                                                     Six months
Ratio of earnings to fixed charges                              Year ended December 31,                           ended June 30,
                                              ------------------------------------------------------------  -----------------------
                                                 1994        1995        1996         1997         1998        1998         1999
                                              ----------  ----------  ----------   ----------   ----------  ----------   ----------

Fixed charges:

Interest expensed and capitalized                 38,424      35,205      33,117       33,020       44,542      18,680       28,990

Estimate of interest within rental expense           400         397         404          393          397         198          203
                                              ----------  ----------  ----------   ----------   ----------  ----------   ----------

Total fixed charges                               38,824      35,602      33,521       33,413       44,939      18,878       29,193
                                              ----------  ----------  ----------   ----------   ----------  ----------   ----------


Earnings:

Pretax income from continuing operations          77,158      74,535      73,843       72,772      100,231      45,106       59,248

Fixed charges                                     38,824      35,602      33,521       33,413       44,939      18,878       29,193
                                              ----------  ----------  ----------   ----------   ----------  ----------   ----------

Total earnings                                   115,982     110,137     107,364      106,185      145,170      63,984       88,441
                                              ----------  ----------  ----------   ----------   ----------  ----------   ----------

Ratio of earnings to fixed charges                  2.99        3.09        3.20         3.18         3.23        3.39         3.03
                                              ==========  ==========  ==========   ==========   ==========  ==========   ==========
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